Exhibit 10.31
JOHNSON OUTDOORS INC.
2012 NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this "Agreement") is made as of __________________ (the "Grant Date") between  (the "Grantee") _________________ and Johnson Outdoors Inc., a Wisconsin corporation (the "Company").

RECITALS

A.         The Company’s Board of Directors has adopted the Johnson Outdoors Inc. 2012 Non-Employee Director Stock Ownership Plan (the "Plan") which provides for the issuance of certain awards to Participants, including Awards of Restricted Stock Units.  Capitalized terms used herein but not defined shall have the meanings given such terms in the Plan.

B.          The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee").

C.          The Committee has designated the Grantee as the recipient of an Award of Restricted Stock Units under the Plan, and the Grantee and the Company desire to enter into this Agreement setting forth the terms and conditions of such Award of Restricted Stock Units.

AGREEMENTS

The Grantee and the Company agree as follows:

1.           Grant of Restricted Stock Units.  The Company hereby grants to the Grantee __________ Restricted Stock Units in accordance with this Agreement and the Plan.

2.           Vesting and Forfeiture of Restricted Stock Units.

(a)           General Vesting.  Subject to the forfeiture provisions of Section 2(b) and the acceleration provisions of Section 2(c), all of the Restricted Stock Units shall vest on _________________ (the "Vesting Date").  All Restricted Stock Units which shall have vested are referred to herein as "Vested Units."  All Restricted Stock Units which are not vested are referred to herein as "Unvested Units."

(b)           Forfeiture.  The Unvested Units shall immediately be forfeited to the Company if, prior to the applicable Vesting Date, the Grantee's status as a director of the Company terminates for any reason other than death.  In the event of the Grantee's death, all of the Unvested Units shall immediately vest.

(c)           Acceleration.  Notwithstanding anything herein or in the Plan to the contrary, upon the occurrence of a Change of Control, all Unvested Shares shall immediately vest and become Vested Shares.

3.           Delivery of Shares.  Unless deferred in accordance with Section 4, immediately after the Vesting Date or any acceleration of vesting upon death or a Change of Control, the Company will issue to the Grantee (or to the Grantee's estate in the event of death) one share of the Company's Class A Common Stock, $0.05 par value per share (the "Common Stock") for each Vested Unit.

4.           Deferral.  At any time prior to the deadline established by the Company in accordance with Section 409A, the Grantee may submit to the Vice-President of Human Resources of the Company an election in the form of Schedule 1 to this Agreement to defer receipt of all or any portion of the shares of Common Stock otherwise issuable to the Grantee with respect to any Vested Units.  Such election may also be designated by the Grantee as a standing deferral election that would apply to all future grants of Restricted Stock Units to the Grantee under the Plan until a revocation of the deferral election is effective in compliance with Section 409A.  To the extent the Grantee has made a prior standing deferral election that has not been revoked prior to the Grant Date in compliance with Section 409A, such standing deferral election will apply to this grant of Restricted Stock Units.  The Grantee may only make a deferral election once that applies to this grant of Restricted Stock Units and any such deferral election may not be modified or amended as to this grant of Restricted Stock Units by the Grantee after the Grant Date.

5.           Addresses.  All notices or statements required to be given to either party hereto shall be in writing and shall be personally delivered or sent, in the case of the Company, to its principal business office and, in the case of the Grantee, to the Grantee’s address as is shown on the records of the Company or to such address as the Grantee designates in writing.  Notice of any change of address shall be sent to the other party by registered or certified mail.  It shall be conclusively presumed that any notice or statement properly addressed and mailed bearing the required postage stamps has been delivered to the party to which it is addressed.

6           Taxes.  The Company may require payment or reimbursement of or may withhold any tax it believes is required as a result of the grant or earning of any of the Restricted Stock Units or any issuance of shares of Common Stock in connection with the Restricted Stock Units, and the Company may defer making delivery of any shares of Common Stock in respect of the Restricted Stock Units until arrangements satisfactory to the Company have been made with regard to any such payment, reimbursement or withholding obligation.

7.           Dividends and Voting Rights.  The Grantee will not be entitled to receive any dividends for his or her Restricted Stock Units and shall not be entitled to voting rights with respect to such Restricted Stock Units.  Such dividend and voting rights will only apply once shares of Common Stock have actually been issued to Grantee following a Vesting Date (or, if applicable, following any later date to which receipt of any shares of Common Stock have been deferred pursuant to Section 4).

8.           Nontransferability of Restricted Stock Units.  The Restricted Stock Units shall not be transferable other than by will or the laws of descent or distribution.

9.           Governing Law.  This Agreement shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin.

10.         Provisions Consistent with Plan.  This Agreement is intended to be construed to be consistent with, and is subject to, all applicable provisions of the Plan, which is incorporated herein by reference.  In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall prevail.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and the year first above written.

GRANTEE:

_______________________________________
Director’s Name

COMPANY:

JOHNSON OUTDOORS INC.

BY____________________________________
Sara Vidian, VP, Human Resources